Exhibit 23.5

Consent of Anderson & Strudwick, Inc.

ANDERSON & STRUDWICK, INC.

March 20, 2006

Board of Directors

Albemarle First Bank

Charlottesville, VA 22906

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 20, 2006, to the Board of Directors of Albemarle First Bank (the “Bank”) regarding the proposed merger transaction contemplated by the Agreement and Plan of Reorganization dated as of January 12, 2006, between Premier Community Bankshares, Inc., Rockingham Heritage Bank, and the Bank, included as Annex B to the Proxy Statement/Prospectus which forms a part of Premier Community Bankshares, Inc.’s Registration Statement on Form S-4 to which this consent is attached as an exhibit (the “Registration Statement”) and to the references in the Registration Statement to our firm and to our opinion under the headings “Summary –Opinion of Financial Advisor,” “Background of the Merger; Board Recommendations and Reasons for the Merger;” “— Opinion of Financial Advisor,” “- Transaction Summary,” “- Selected Transaction Analysis,” “- Discounted Cash Flow Analysis,” “- Relative Stock Price Performance,” “- Selected Peer Group Analysis,” “-Contribution Analysis,” “- Financial Impact Analysis,” “- Other Analyses,” “Conditions of the Merger,” and “Annex B — Opinion of Anderson & Strudwick, Inc.” In giving the foregoing consent, we do not admit (1) that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

ANDERSON & STRUDWICK, INC.